Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

December 1, 2010

iPath Exchange Traded Notes

iPath® Dow Jones-UBS Industrial Metals Subindex Total ReturnSM ETN

¹ Investors may redeem at least 50,000 units of the iPath® Dow Jones-UBS Industrial Metals Subindex Total ReturnSM ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. The iPath® Dow Jones–UBS Industrial

Metals Subindex Total ReturnSM ETN is designed to provide investors with cost-effective exposure to industrial metals commodities as measured by the Dow Jones–UBS Industrial Metals Subindex Total ReturnSM (the “Index”). Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or through early redemption¹, based on the performance of the

Index, less investor fees.

NOTE DETAILS

Ticker JJM

Intraday indicative value ticker JJM.IV

Bloomberg index ticker DJUBINTR

CUSIP 06738G407

Primary exchange NYSE Arca

Yearly fee 0.75%

Inception date 10/23/07

Maturity date 10/22/37

Index Dow Jones-UBS Industrial Metals

Subindex Total ReturnSM

* The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities.

ISSUER DETAILS

Barclays Bank PLC long-term, unsecured obligations*

S&P rating AA-

Moody’s rating Aa3

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath

ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered,

suspended or withdrawn entirely by the applicable rating agency. Any such lowering,

suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

INDEX SECTOR BREAKDOWN

Copper 41.71%

Aluminum 29.94%

Primary Nickel 15.37%

Zinc 12.98%

Sources: UBS Securities LLC, Dow Jones Indexes, as of 09/30/10. Subject to change.

INDEX CORRELATIONS

Dow Jones-UBS Industrial Metals Subindex Total ReturnSM 1.00

Dow Jones-UBS Commodity Index Total ReturnSM 0.72

S&P GSCI® Total Return Index 0.61

S&P GSCI® Industrial Metals Index 0.99

S&P 500 Index 0.58

Barclays Capital U.S. Aggregate Bond Index 0.05

MSCI EAFE Index 0.63

Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc.,

Bloomberg, BlackRock 09/05—09/10, based on monthly returns.

iPath® Dow Jones-UBS Industrial Metals Subindex Total ReturnSM ETN

FIND YOUR iPATH 1-877-764-7284 www.iPathETN.com

The Dow Jones–UBS Industrial Metals Subindex Total ReturnSM is a sub-index of the Dow Jones–UBS Commodity Index Total

ReturnSM and reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities comprising the Index plus the rate of interest that could be earned on cash collateral invested in specified

Treasury Bills. The Index is currently composed of four futures contracts on industrial metals, three of which (aluminum, nickel and zinc) are traded on the London Metal Exchange and the other of which (copper) is traded on the COMEX division of the New York

Mercantile Exchange.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 9/30/10)

1-YEAR RETURN % 3-YEAR RETURN %

ANNUALIZED

5-YEAR RETURN %

ANNUALIZED

STANDARD DEVIATION

% ANNUALIZED*

Dow Jones-UBS Industrial Metals Subindex Total ReturnSM 20.87 -5.87 12.95 29.02

Dow Jones-UBS Commodity Index Total ReturnSM 10.01 -6.84 -2.35 20.57

S&P GSCI® Total Return Index 4.22 -13.30 -10.22 27.75

S&P GSCI® Industrial Metals Index 20.67 -6.11 12.36 28.96

S&P 500 Index 10.16 -7.16 0.64 17.61

Barclays Capital U.S. Aggregate Bond Index 8.16 7.42 6.20 3.60

MSCI EAFE Index 3.27 -9.51 1.97 21.24

* Based on monthly returns for 09/05—09/10. Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc., Bloomberg, BlackRock.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to

www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN

.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free

1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in

iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

In addition to factors affecting commodities generally, index components composed of futures contracts on industrial metals may be subject to a number of additional factors specific to industrial metals that might cause price volatility. These include changes in the level of industrial activity using industrial metals (including the availability of substitutes such as man-made or synthetic substitutes);

disruptions in the supply chain, from mining to storage to smelting or refining; adjustments to inventory;

variations in production costs, including storage, labor and energy costs; costs associated with regulatory compliance, including environmental regulations; and changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS

Securities”), and have been licensed for use. “Dow Jones® “, “DJ,” “Dow Jones Indexes”, “UBS”, “Dow

Jones-UBS Commodity IndexSM”, “DJ-UBSCISM “, “Dow Jones-UBS Commodity Index Total ReturnSM “,

“Dow Jones-UBS Agriculture Subindex Total ReturnSM “, “Dow Jones-UBS Aluminum Subindex Total

ReturnSM “, “Dow Jones-UBS Cocoa Subindex Total ReturnSM “, “Dow Jones-UBS Coffee Subindex Total

ReturnSM “, “Dow Jones-UBS Copper Subindex Total ReturnSM “, “Dow Jones-UBS Cotton Subindex

Total ReturnSM “, “Dow Jones-UBS Energy Subindex Total ReturnSM “, “Dow Jones-UBS Grains Subindex

Total ReturnSM “, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM “, “Dow Jones-UBS Lead

Subindex Total ReturnSM “, “Dow Jones-UBS Livestock Subindex Total ReturnSM “, “Dow Jones-UBS

Natural Gas Subindex Total ReturnSM “, “Dow Jones-UBS Nickel Subindex Total ReturnSM “, “Dow

Jones-UBS Platinum Subindex Total ReturnSM “, “Dow Jones-UBS Precious Metals Subindex Total

ReturnSM “, “Dow Jones-UBS Softs Subindex Total ReturnSM “, “Dow Jones-UBS Sugar Subindex Total

ReturnSM “ and “Dow Jones-UBS Tin Subindex Total ReturnSM “ are service marks of Dow Jones

Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank

PLC. The Securities based on the indices are not sponsored, endorsed, sold or promoted by Dow

Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indices particularly.

©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0295-1110

Not FDIC Insured • No Bank Guarantee • May Lose Value

iP-JJM-I0910